Exhibit 99.1

Ballistic Recovery Systems, Inc.
300 Airport Road
South St. Paul, MN 55401

Ballistic Recovery Systems closes on Private Offering

SOUTH ST. PAUL, Minnesota- October 31, 2006- Ballistic Recovery Systems, Inc. (OTCBB:BRSI or BRSI.OB) announced that it has closed on $1,327,000 gross proceeds of a private placement as part of a $3 million offering of  its equity securities through a private placement agent.    Pursuant to such offering, BRS issued 975,736 shares of  common stock and five year warrants to purchase 243,934 shares of  common stock at $2.00 per share.

This press release does not constitute an offer to sell or a solicitation of an offer to buy and securities of BRS.  The securities sold in these issuances were not registered under the Securities Act and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.